Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
HEI, Inc.:
We consent to the use of our report dated January 12, 2005, with respect to the consolidated balance sheet of HEI, Inc. and subsidiaries as of August 31, 2004, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years ended August 31, 2004 and 2003, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Minneapolis, Minnesota
December 15, 2005